Exhibit 99.1

NEWS

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE
Christopher W. Wolf
Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

MEDIA CONTACT:
Susan Gear
Executive Director, Marketing
(727) 579-5452

CATALINA MARKETING EXPECTS TO FILE FISCAL 2004 10-K BY MID JULY

ST. PETERSBURG, Fla., June 29 — Catalina Marketing Corporation (NYSE: POS) announced today that it expects to file its annual report on Form 10-K for the fiscal year ended March 31, 2004 by the middle of July 2004. As required, Catalina previously filed a notification of late filing with the Securities and Exchange Commission under Rule 12b-25, but has determined that it will be unable to meet the filing deadline of June 29, 2004.

The fiscal 2003 Form 10-K and the restated results for prior years were recently completed and filed on May 17, 2004. The reporting of fiscal 2004 has been delayed because of the time and resources required to complete and file the previously delayed 2003 Form 10-K filing, which encompassed the restatement of financial results related to fiscal 2002 and 2001. Accordingly, the Company is currently unable to complete its fiscal 2004 financial statements and annual report on Form 10-K on a timely basis without undue burden or expense.

The Company reiterated that the delay in filing has not had an impact on its credit facilities and that it is currently in compliance with all related financial covenants.

Based in St. Petersburg, FL., Catalina Marketing Corporation (www.catalinamarketing.com) was founded 20 years ago based on the premise that targeting communications based on actual purchase behavior would generate more effective consumer response. Today, Catalina Marketing combines unparalleled insight into consumer behavior with dynamic consumer access. This combination of insight and access provides marketers with the ability to execute behavior-based marketing programs, ensuring that the right consumer receives the right message at exactly the right time. Catalina Marketing offers an array of behavior-based promotional messaging, loyalty programs and direct-to-patient information. Personally identifiable data that may be collected from the Company’s targeted marketing programs, as well as its research programs, are never sold or given to any outside party without the express permission of the consumer.

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the Company’s customers, the pace of installation of the Company’s store network, the success of new services and businesses and the pace of their implementation, the Company’s ability to maintain favorable client relationships, the timing of completion of the Company’s audits, the timing of the completion of the Company’s future SEC filings, the outcome and impact of an ongoing SEC investigation into certain of the Company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

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